Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	Gary M. Small
Vice President, Director of Marketing	President and Chief Executive Officer
Home Savings	(330) 742-5472
(330) 718-4050 cscott@homesavings.com

United Community Financial Corp. Announces

Additional Share Authorization for Repurchase Program

YOUNGSTOWN, Ohio (December 29, 2014) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company of Youngstown, Ohio, announced that the UCFC Board of Directors has authorized the repurchase of up to another 2,500,000 UCFC common shares. On May 19, 2014, UCFC previously announced that the Board of Directors had reinstituted its share repurchase program and authorized the repurchase of a maximum of 1,477,804 UCFC common shares. Since that time, the Company has repurchased 1,363,500 UCFC common shares at an average price of $4.60 per share.

Gary M. Small, President and Chief Executive Officer of UCFC and Home Savings stated, “Our focus is to manage our capital so that we maximize shareholder value and returns, and our commitment to maintaining this program is an important part of those strategies. In addition, we are excited about the successful growth strategies we implemented during 2014, and we believe these various initiatives when combined with our capital management strategies will meaningfully enhance shareholder value.”

As a wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 32 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project”, “will have” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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